COLUMBUS LIFE INSURANCE COMPANY
                          BROKER-DEALER SALES AGREEMENT

Columbus Life Insurance Company ("Columbus") and Touchstone Securities, Inc. ("Touchstone") hereby appoint _____________________________________
("Broker-Dealer"), together with its affiliated life agency, and its representatives, to sell the products listed in Schedule A and/or Schedule B ("Life Insurance Products"). Broker-Dealer represents and warrants that it is a broker-dealer registered with the SEC and is a member in good standing with the NASD and in each jurisdiction in which it intends to perform its functions and fulfill its obligations under this agreement.

The following documents (those checked) are hereby included and incorporated by reference into this agreement:

/ / Schedule A (Variable Products Commission Schedule)

/ / Schedule B (Fixed Products Commission Schedule)

COLUMBUS LIFE INSURANCE COMPANY
By: ___________________________
Printed Name and Title: ___________________________

TOUCHSTONE SECURITIES, INC. (Distributor)
By: ___________________________
Printed Name and Title: ___________________________

BROKER-DEALER
By: ___________________________
Printed Name and Title: ___________________________

On this ____ day of __________, 20__, the above parties hereby agree to the following terms and conditions:

I.   DUTIES
Broker-Dealer is authorized and responsible as an independent contractor to:

A.   Solicit and take suitable applications for Life Insurance Products;

B.   Collect and send initial premium payments promptly to Columbus;

C. Deliver contracts and related documents to customers within 10 days of receipt, secure delivery receipts, and send all such original documents signed by customers to Columbus;

D.   Maintain all records reasonably requested by Columbus;

E. Cooperate with Columbus as necessary to provide service and support for customers and Life Insurance Products;

F. Ensure that its representatives do not engage in or benefit from any unlawful, improper, unsuitable, or Broker-Dealer prohibited activity, rebating, misrepresentation, twisting, unauthorized sales or churning of products or violate any NASD rule or state insurance market conduct rule;

G. Comply in good faith with Columbus's administrative procedures and all applicable laws and regulations;

H. Give no tax or legal advice on Columbus's behalf, including, if applicable, any advice regarding maximum contribution or loan limits under qualified plans and/or TSA's;

I. Ensure that no premiums on any products are sent to Columbus which include any employer's contributions, if applicable, without Columbus's express written consent;

J. Secure or maintain a fidelity bond (including coverage for larceny and embezzlement), issued by a reputable bonding company, covering all of its directors, officers, representatives, and employees who have access to funds of Columbus or Touchstone. This bond shall be maintained at the Broker-Dealer's expense and shall be in at least the amount prescribed under the NASD Rules of Fair Practice;

K. Provide such documents to and cooperate with Columbus in the appointment of Broker-Dealer's representatives as life agents of Columbus; and

L. Notify Columbus or Touchstone immediately of any claim or regulatory action or investigation related to Life Insurance Products or customers of Columbus.

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II.  PRODUCTS AND COMMISSIONS

A. Columbus or Touchstone shall pay or cause to be paid the commission listed in Schedule A and/or Schedule B on premiums paid for Life Insurance Products sold by Broker-Dealer as reasonably calculated by Columbus. Columbus may refuse to accept applications or premium payments for any reason. Commission shall be payable to Broker-Dealer or its affiliated life agency as required by law.

B. Columbus may deduct chargebacks, as described in Schedule A and/or Schedule B from commissions due to Broker-Dealer.

C. On 30 days written notice, Columbus reserves the right to revise commissions on products issued, renewed, converted or exchanged thereafter. Columbus also reserves the right to revise, without prior notice, commissions for products issued, renewed, converted or exchanged involving a special customer value program.

D. Broker-Dealer is solely liable to its representatives for any commission or other compensation due that representative.

E. Columbus shall owe no commission on any premium payment received after termination of this agreement, except for initial premium payments already solicited.

F. Columbus may add, remove or modify any product immediately upon written notice. It shall be the responsibility of Broker-Dealer to notify Columbus it does not wish to offer a new product.

G. Broker-Dealer is responsible for its own expenses incurred in performing this agreement.

III. INDEMNITY
Upon receipt of timely notice, each party shall defend and indemnify the other and its affiliated companies, officers, directors, employees, agents and control persons, with respect to any and all losses, damages, unjust or wrongful enrichment, claims or expenses (including reasonable attorney's fees) arising from such party's breach of any provision of this agreement, or any applicable legal obligation, or any act or omission of such party or its officers, directors, employees or representatives. Liabilities arising under this section may be set off against commissions due under Section II.

IV.  PRIVACY AND CONFIDENTIAL INFORMATION
Each party agrees to hold any confidential or proprietary information about each client, customer, the other party and their affiliates (collectively "Confidential Information") in strict confidence. Each party agrees not to directly or indirectly use, for any purpose or to disclose to any person, any Confidential Information, except for the purposes and to the persons for which disclosures of that information was intended under this agreement or as required by law. Notwithstanding this section, the parties agree to comply with all applicable provisions of the Gramm-Leach-Bliley Act and all rules and regulations promulgated thereunder by the SEC or NASD.

V.   OTHER

A. Upon reasonable notice, each party may audit the other's records relating to this agreement.

B. Neither party may use materials referring to the other, without prior written approval. Each party must obtain the other's written approval of any advertising or other material containing references to the names, logos, trademarks, or products of such other party, prior to use of such materials in any manner whatsoever.

C. This is the entire agreement between the parties. This agreement supercedes all prior agreements and may be amended only in writing, signed by both parties, except for those conditions noted in Section II.

D. Either party may terminate this agreement upon 10 days written notice. Broker-Dealer's representatives may have their appointments hereunder terminated at any time and without notice at the complete discretion of Columbus or Touchstone.

E. This agreement, its parties and disputes shall be subject to the appropriate laws and regulations, courts, and applicable rules of the State of Ohio.

F. If any provisions of the agreement are held to be invalid, the remaining provisions shall continue in full force and effect. Sections II and III shall survive any termination hereof to the fullest extend permissible by law.

G. Nothing herein shall be construed in a manner that would shift any Broker-Dealer responsibility with respect to its representatives, including suitability review, training and supervision, to Columbus or Touchstone.

H. Nothing herein shall be construed to authorize Broker-Dealer to take any action on behalf of or in the name of Columbus or Touchstone, including making or altering contracts, settling claims, entering into legal proceedings, or incurring debt.

I. This agreement may not be assigned except with the express written consent of the parties.

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